Exhibit 10.3.3

Major Client Group
Tel: (02) 9237 9731
Fax: (02) 9237 9773	Level 23 255 George Street SYDNEY NSW 2000

13th July 2004

The Directors

Channell Pty Limited

Q3, 391 Park Road

REGENTS PARK NSW 2143

Dear Sirs,

BANKING FACILITIES

Further to our recent discussions we are pleased to advise that National Australia Bank Limited ABN 12 004 044 937 (the Bank) has agreed to provide the facilities (each a Facility and collectively the Facilities) described below to Channell Pty Limited ABN 29 002 735 622 (the Company). The word Borrower used in this letter means the.

The Facilities are offered subject to the terms and conditions of this letter of offer and the normal conditions applicable to Bank facilities of this sort and this letter of offer supersedes all prior understandings and agreements between the Bank and the Borrower, whether written or oral, unless specified in this letter of offer.

DEBTOR FINANCE FACILITY

Company:	Channell Pty Limited ABN 29 002 735 622

Limit:	$1,200,000 (One million two hundred thousand dollars).

Purpose:	To cover financial requirements of the day to day operations of the Borrower.

Purchase Charge:	1.25% per annum, charged monthly. This fee is calculated on the Limit or peak debt, whichever is the greater.

Interest:

The 30 day BBSY bid rate shown at approximately 10.10 am (Sydney time) on page “BBSY on the Reuters Monitor System” on the day the facility is drawn and then monthly thereafter, plus a margin of 1.25%.

The BBSY Rate is currently 5.47% per annum, variable.

Interest is payable monthly in arrears on the last business day of each month, and will be debited to the Participating Company’s account.

Expiry Date:	31st July 2005. The availability of this Facility and its repayment are at all times at the Bank’s discretion.

Conditions:	The terms contained in the Annexure F, Debtor Finance Facility Agreement (“Agreement”)- Terms attached to this letter of offer.

Fundamentally, the Agreement sets out the procedure and conditions for the future sale to the Bank of debts arising out of your business. Under the Agreement, you may from time to time offer to sell the Bank debts by delivering an offer document called an Invoice Statement. It is then up to the Bank, in its discretion, whether or not to accept your offer.

The Agreement sets our all the terms and conditions of the facility. The terms of this letter are in addition to the Agreement.

GUARANTEES BY BANK FACILITY

Company:	Channell Pty Limited ABN 29 002 735 622

Limit:	$342,048 (Three hundred and forty two thousand and forty eight dollars).

Purpose:	To allow for the issue of performance guarantees in the form of the Bank’s usual Bank Guarantee.

Fees:

An establishment fee of 3.00% per annum is payable on establishment of each guarantee and thereafter calendar half-yearly in advance calculated by reference to the aggregate of all guarantees then on issue and adjusted each subsequent half-year until the Bank’s liability under all guarantees has terminated.

Conditions:

Subject to the Bank’s usual terms and conditions documented in Annexure D. Guarantees will not be issued unless the Bank receives an executed Guarantee by Bank Indemnity and Request Form. No guarantee will be issued after the Expiry Date.

Expiry Date:	31st July 2005.

STANDBY LETTER OF CREDIT FACILITY

Company:	Channell Pty Limited ABN 29 002 735 622

Limit:	USDL45,000 (Forty five thousand United States dollars).

Purpose:	To enable the establishment of documentary letter of credit.

Fees:	An establishment fee of 3.00% per annum is payable on

establishment of each guarantee and thereafter calendar half-yearly in advance calculated by reference to the aggregate of all guarantees then on issue and adjusted each subsequent half-year until the Bank’s liability under all guarantees has terminated.

Conditions:	Subject to the Bank’s usual terms and conditions documented in Annexure D and including without limitation a duly executed Documentary Credit Agreement.

Expiry Date:	15th March 2005.

REVOLVING LEASE LIMIT

Company:	Channell Pty Limited ABN 29 002 735 622

Limit:	$250,000 (Two hundred and fifty thousand dollars).

Purpose:	To purchase equipment under lease arrangements.

Fee:	As agreed for each individual lease.

Conditions:	Subject to the Bank’s usual terms and conditions documented separately, and including without limitation the Bank’s duly executed lease documentation.

Expiry Date:	31st July 2005

TREASURY FACILITIES

In addition to the above facilities, the Bank’s Treasury Operations have been allocated the necessary authority to quote for the Company’s risk management requirements.  Such facilities will remain uncommitted.

SECURITY

The documentation required by the Bank as security for the Facilities is set out in the Schedule and must be provided in a form and substance acceptable to the Bank.

REVIEW DATE

All Facilities are subject to annual review by 31st July 2005.  If the Bank decides to extend one or all of the Facilities, it may do so on whatever terms it thinks fit, in its absolute discretion after consulting with the Company and will notify the Company accordingly.

GENERAL

In addition to the normal banking terms and conditions applicable to the Facilities, the special terms and conditions set out in the following annexures will also apply:

Annexure	Title

A	General Terms and Conditions
B	Financial Undertakings
C	Conditions Precedent
D	Letters of Credit and Guarantees by Bank - Terms and Conditions
E	Schedule
F	Debtor Finance Facility Agreement

VARIATION OF INTEREST RATES, MARGINS AND FEES

Unless specifically stated, interest rates, margins and fees may be varied by the Bank in the light of conditions, prevailing from time to time.  Although we will endeavour to notify the Company of any change to fees as it occurs, if the Bank does not do so for any reason, this will not prevent the charging of the new or adjusted fee.

ACCEPTANCE

This offer remains available for acceptance until 31st July 2004 after which it will at the Bank’s option lapse.

Acceptance of these Facilities and all the terms and conditions of this letter of offer is required by way of a certified extract of resolution of directors of the Company.

THE CODE OF BANKING PRACTICE

The Bank has adopted the Code of Banking Practice and relevant provisions of the Code apply to this Letter of Offer if the Borrower is a small business customer (as defined by the Code).  The Borrower can obtain from the Bank upon request:

(a)                        information on the Bank’s current interest rates and standard fees and charges relating to the Facilities as described in this Letter of Offer if any;

(b)                       general descriptive information concerning the Bank’s banking services including:

(i)                           for accounts with cheque access, general descriptive information about cheques;

(ii)                        account opening procedures;

(iii)                     the Bank’s obligations regarding the confidentiality of the Borrower’s information;

(iv)                    complaint handling procedures;

(v)                       bank cheques;

(vi)                    the advisability of the Borrower informing the Bank promptly when the Borrower is in financial difficulty;

(vii)                 the advisability of the Borrower reading the terms and conditions applying to each banking service the Bank provides to the Borrower;

(c)                        general descriptive information above:

(i)                           the identification requirements of the Financial Transactions Reports Act 1988;

(ii)                        the options available to the Borrower under the tax file number legislation; and

(d)                       a copy of the Code of Banking Practice.

GENERAL

Please note that the terms, conditions and pricing detailed in this letter have been provided for the sole use of the Borrower on the understanding that none of the material will be divulged to outside parties without the prior written consent of the Bank.

We trust that the Facilities meet Borrower’s current requirements.  If any matter needs clarification, please do not hesitate to contact me or Sam Mandoukos.

Yours faithfully

Graeme Johnson
Senior Relationship Manager

ANNEXURE A

GENERAL TERMS AND CONDITIONS

CONTENTS

1.	REPRESENTATIONS AND WARRANTIES
2.	GENERAL UNDERTAKINGS
3.	ACCOUNTS
4.	EVENTS OF DEFAULT
5.	POTENTIAL EVENTS OF DEFAULT
6.	OPEN TREASURY TRANSACTIONS
7.	NON-WAIVER
8.	CLASS ORDER
9.	COSTS AND EXPENSES
10.	PAYMENTS AND TAXES
11.	LATE PAYMENTS
12.	ILLEGALITY
13.	CHANGE IN CIRCUMSTANCE
14.	TRUSTS
15.	SET-OFF
16.	CHANGE OF OWNERSHIP
17.	APPOINTMENT OF CONSULTANTS
18.	BREAK COSTS
19.	HOLDING OVER
20.	ASSIGNMENT
21.	CONFIDENTIALITY
22.	INCONSISTENCY
23.	GOVERNING LAW AND JURISDICTION
24.	DEFINITIONS

1.                           REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that as at the date of this letter of offer and at all times thereafter:

(a)                        (incorporation)  It is duly incorporated and validly existing under the laws of its place of incorporation;

(b)                       (power)  It has full power, authority and legal right to carry on its business as presently conducted;

(c)                        (information is accurate)  All financial accounts, reports and factual information furnished to the Bank at any time are true and accurate and not misleading in any material respect, and no material change has taken place in respect to any of them since the date they were presented to the Bank;

(d)                       (no default)   It is not in material default of any law or any agreement, security or instrument with the Bank or any other financial institution, and it is not in default in respect of any material monetary obligation contracted by or imposed upon it;

(e)                        (no litigation)   No litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened against it;

(f)                          (solvency)   It is solvent;

(g)                       (no potential event of default)  No Potential Event of Default has occurred and is continuing;

(h)                       (no undisclosed trusts)  Except as disclosed to and agreed to by the Bank in writing, it is not trustee of any trust;

(i)                           (insurance)  It has taken out and kept in full force and effect insurance over all of its physical assets and its premises for such amounts and against such risks as a reasonably prudent person in the Borrower’s position would take out including, without limitation, terrorism insurance.

The Borrower also gives the above representations and warranties in respect of every guarantor and Security Provider.

These representations and warranties are deemed to be repeated with reference to the facts and circumstances then existing at each date of utilisation of any financial accommodation, rollover of any bills of exchange or notes, at the beginning of each new interest period and at the date of execution of each new document under which credit or financial accommodation is granted by the Bank.

2.                           GENERAL UNDERTAKINGS

The Borrower undertakes to the Bank that, except with the prior written consent of the Bank:

(a)                        (notify defaults)  It will promptly advise the Bank of any Event of Default or potential Event of Default;

(b)                       (insurance)  It will take out and keep in full force and effect the insurance policies referred to in sub-paragraph 1(i) above, and further:

(i)                          provide evidence to the Bank of the currency of all insurances on each annual review, or upon request by the Bank, whichever is the earlier, and promptly comply with any request to take out further insurance cover as the Bank may reasonably require to supplement the existing insurance policies of the Borrower; and

(ii)                       not do or omit to do, or suffer or permit to be done or not done, anything which may materially prejudice any insurance policy; and

(iii)                    not vary, rescind, terminate or cancel any insurance policy without the written consent of the Bank;

(c)                        (comply with laws)  It will comply with all applicable laws and pay all obligations that if unpaid might result in a lien or claim against any of the Borrower’s assets;

(d)                       (plant and machinery)  It will maintain its plant and machinery in a state of good repair, fair wear and tear excepted;

(e)                        (other financial accommodation)  It will not raise any financial accommodation from any other party, or give any security in relation to it;

(f)                          (disposal of assets)  it will not dispose of any assets having an aggregate value greater than $100,000 other than in its usual and ordinary course of business;

(g)                       (continue to stay in business)  It will not engage in any other business other than that in which it is presently operating;

(h)                     (no merger or acquisition)  It will not merge with or acquire another company or entity;

(i)                         (no disposal of subsidiaries)  It will not dispose of any of its subsidiaries; and

(j)                         (not give security)  It will not give any security over its assets.

3.                           ACCOUNTS

The Borrower will prepare its financial accounts in accordance with generally accepted Accounting Standards

The Borrower will deliver to the Bank:

(a)                        (annual accounts) within  four months after the close of each financial year a copy of the annual report of the Borrower, and an audited consolidated balance sheet and consolidated profit and loss account of the Borrower for that financial year;

(b)                       (quarterly management accounts) within 30 days after the close of each financial quarter, a copy of the unaudited quarterly balance sheet and profit and loss account of the Borrower;

(c)                        (Budgets) by 30th November each year the borrower is to provide a copy of the annual budget projected monthly for the ensuing 12 months with assumptions attached; and

(d)                       (other information) such other financial information as the Bank may reasonably require, within fourteen days after request.

4.                           EVENTS OF DEFAULT

If an Event of Default occurs, the Borrower will immediately notify the Bank.  The notice will contain full details of the Event of Default, and such further information as the Bank may require from the Borrower regarding the Event of Default.

If an Event of Default occurs, the Bank may, by written notice to the Borrower, terminate the Facilities and demand repayment of the Money Owing.

Event of Default means:

(a)                        (payment default) the Borrower fails to pay to the Bank any Money Owing from time to time due and payable to the Bank;

(b)                       (other defaults) the Borrower fails to perform and observe any other terms or conditions of the Documents;

(c)                        (representations and warranties) a representation or warranty given to the Bank in a Document or otherwise is incorrect or false in a material respect when made or deemed to be repeated;

(d)                       (other financial accommodation) the Borrower fails to duly perform or observe any of the terms and conditions of any other financial accommodation (whether provided by the Bank or any other person);

(e)                        (orders and judgments) an order for payment is made or judgment is entered or signed against the Borrower and is not satisfied within 7 days;

(f)                          (receivers) a receiver, manager, receiver and manager, liquidator, provisional liquidator or administrator is appointed in respect of the Borrower for the whole or any part of its undertaking, property or assets;

(g)                       (investigators) a person is appointed under legislation to investigate or manage any part of the affairs of the Borrower;

(h)                       (winding up) a ground for winding up or bankruptcy of the Borrower arises;

(i)                           (stop payment) the Borrower or any Security Provider stops payment generally or ceases or threatens to cease to carry on its business or the material part of its business;

(j)                           (meeting of creditors) the Borrower convenes a meeting of its creditors or proposes or enters into any arrangement or composition for the benefit of its creditors;

(k)                        (winding up resolution) a resolution is passed for the winding up of the Borrower, other than for the purpose of a reconstruction or amalgamation previously approved in writing by the Bank;

(l)                           (material adverse change) a change occurs in the financial condition or in the whole or a major part of the operations of the Borrower, which has had or could reasonably be expected to have a materially adverse effect on the ability of the Borrower to perform its obligations to the Bank;

(m)                     (other security providers) any of the above events occurs in relation to any person or Borrower  who is a guarantor, or Security Provider in connection with the Facilities;

(n)                       (loss of security) anything occurs which in the Bank’s reasonable opinion terminates or reduces the enforceability of any part of the Security Documents.

5.                           POTENTIAL EVENT OF DEFAULT

If a Potential Event of Default occurs, the Borrower will keep the Bank fully informed of all developments in resolving the matter.

If a Potential Event of Default occurs, the Bank retains the right to review the availability of the Facilities and to notify the Borrower of the outcome of the review.

6.                           OPEN TREASURY TRANSACTIONS

If the Bank terminate the Facilities following the occurrence of an Event of Default, and if at that time there are any Treasury Transactions in existence between the Bank and the Borrower (Open Positions) then:

(a)                        the Bank may close out the Open Positions, by entering into opposite positions for the balance of the unexpired term, or by such other means as may be usual in the relevant market.  Any such close out shall be at market rates prevailing at the time;

(b)                       any costs incurred by the Bank in closing out Open Positions under paragraph (a) will be paid by the Borrower to the Bank upon demand by the Bank.  Any gain derived from the closing out of the Open Positions will be credited to the Borrower and set off against the Money Owing;

(c)                        the Bank will give to the Company reasonable particulars of the manner of close out of the Open Positions, and the basis of calculation of any amounts payable by or to the Borrower arising from that close out.

7.                           NON-WAIVER

The liabilities of the Borrower and the rights of the Bank are not affected by anything which might otherwise have that effect at law or in equity including, without limitation, one or more of the following (whether occurring with or without the consent of a person):

(a)                        any inaccuracy, insufficiency or forgery of or in any certificate or other instrument which purports to be made, issued or delivered under the Documents or under any letter of credit, Bank guarantee or other instrument issued under the Documents; or

(b)                       the Bank or another person granting time or other indulgence (with or without the imposition of an additional burden) to, compounding or compromising with or wholly or partially releasing the Borrower or another person in any way; or

(c)                        laches, acquiescence, delay, acts, omissions or mistakes on the part of the Bank or another person; or

(d)                       any variation or novation of a right of the Bank or another person, or alteration of a document, in respect of the Borrower or another person including, without limitation, an increase in the maximum liability of or other variation in connection with a letter of credit or guarantee; or

(e)                        the invalidity or unenforceability of an obligation or liability of a person other than the Borrower; or

(f)                          invalidity or irregularity in the execution of this agreement by the Borrower or any deficiency in the powers of the Borrower to enter into or observe its obligations under this letter of offer.

8.                           CLASS ORDER

If the Borrower applies for a Class Order, it will notify the Bank immediately in writing.  The Bank may review (and if considered appropriate, terminate) all or any of the Facilities made available to the Borrower.

In this paragraph a “Class Order” means an order made by the Australian Securities and Investments Commission pursuant to Part 2M.6 of the Corporations Act.

9.                           COSTS AND EXPENSES

The Borrower will pay to the Bank on demand all Taxes, costs and expenses of any nature incurred by the Bank in relation to the Documents and the Facilities, whether payable directly or indirectly.  These amounts are payable regardless of whether the Facilities are ever drawn down.

The Borrower will pay to the Bank all legal costs incurred in relation to the preparation, negotiation, execution, registration, administration and enforcement of the Documents (including the Bank’s solicitors’ fees on a solicitor and own client basis).

10.                    PAYMENTS AND TAXES

All payments due by the Borrower to the Bank must be made on the due date in immediately available funds.

If payment is due on a day on which the Bank is not open for business in the relevant State, then payment must be made on the next business day in that State.

Notwithstanding, and without limitation to, any other provision of this letter of offer:

(a)                        if GST is imposed on any supply made by the Bank under or in connection with this letter of offer or the facilities offered in this letter of offer, where any amount or consideration (“consideration”) payable or to be provided by or on behalf of the Borrower under or in connection with this letter of offer or the facilities offered in this letter of offer in relation to that supply is exclusive of GST (“GST-exclusive consideration”), the Bank may in addition to that GST-exclusive consideration, recover from the Borrower, or from a person acting on its behalf, an additional amount on account of GST, such additional amount to be calculated by multiplying the GST-exclusive consideration for the relevant supply by the prevailing GST rate. This sub-paragraph (a) does not apply to a supply for which the consideration is inclusive of GST; or

(b)                       where the Bank makes a supply under or in connection with this letter of offer or the facilities offered in this letter of offer which is not a taxable supply and the Bank is not entitled to an input tax credit (whether in whole or in part) in respect of the amount of any GST charged to or recovered from the Bank by any person, or payable by the Bank, or in respect of any amount which is recovered from the Bank by way of reimbursement of GST referable directly or indirectly to that supply, the Bank shall be entitled to increase any amount or consideration payable by the Borrower on account of such input tax and recover from the Borrower the amount of any such increase.

Any additional amount on account of GST, or on account of an amount for which the Bank is not entitled to an input tax credit, recoverable from the Borrower pursuant to sub-paragraph (a) or sub-paragraph (b) of this paragraph shall be calculated without any deduction or set-off of any other amount and is payable by the Borrower upon demand by the Bank whether such demand is by means of an invoice or otherwise.

In relation to any consideration payable or to be provided under or in connection with this letter of offer or the facilities offered in this letter of offer that is inclusive of GST (“the existing GST inclusive consideration”) in the event of an increase in the GST rate, the Bank may, subject to issuing a Tax Invoice or Adjustment Note, as appropriate, recover from the Borrower an additional amount on account of the increase in the GST rate. This additional amount is to be determined by converting the existing GST inclusive consideration to a GST exclusive amount (“value”) and multiplying it by the new prevailing GST rate and by subtracting from that result the previous GST component.

For the purposes of the above paragraph:

(i)                           the existing GST inclusive consideration is to be converted to the value by using the GST rate immediately prior to the new prevailing GST rate; and

(ii)                        the previous GST component is equal to the difference between the existing GST inclusive consideration and the value.

11.                    LATE PAYMENTS

If any amount is not paid to the Bank when due, it will accrue interest at the Default Rate until it is paid.  That interest will be calculated on daily balances and added to the debt monthly if not paid.  This paragraph does not relieve the Borrower of its obligation to make payments when due.

All payments must be made without set-off or counter-claim, and be free and clear of any withholding or deduction for taxes, levies, imposts or government charges of any kind unless prohibited by law.  If any deduction is required by Law, the Borrower will make the deduction, pay the Tax, and pay to the Bank further amount(s) sufficient to ensure that the Bank receives the same net amount as it would have received if no deduction had been made.

12.                    ILLEGALITY

If any change in Law makes it unlawful or impossible for the Bank to maintain or give effect to its obligations under the Documents, then the Bank shall promptly notify the Borrower.

The Bank and the Borrower will negotiate in good faith to restructure each affected Facility in a manner which resolves the problem.  If no agreement is reached within 30 (thirty) days after the Bank notified the Borrower, then the Borrower will repay to the Bank on demand so much of the Money Owing as relates to the affected Facility.

13.                    CHANGE IN CIRCUMSTANCE

This paragraph applies if any order of any court or any change in Law, or in the official interpretation or application of Law by any government authority:

(a)                        subjects the Bank to any Taxes or duties with respect to the Facilities or any part of them, or changes the basis  of taxation of the Bank for payment under the Documents (except for taxes on the overall net income of the Bank); or

(b)                       imposes, modifies or deems applicable any reserve, capital, adequacy or liquidity adequacy requirements against any asset of, deposit with or for the account of or loans by the Bank; or

(c)                        imposes on the Bank any other condition with respect to the Documents or the obligations of the Bank under them, or if the Bank complies with any request from any applicable fiscal or monetary authority (whether or not having the force of law);

If the result of the above is to increase the cost to the Bank of making available or maintaining a Facility, or to reduce the amount receivable in respect of a Facility, or reduce any other amount due to the Bank in connection with a Facility by an amount which the Bank considers material, then:

I.                               the Bank will use its best efforts to notify the Borrower of that event; and

II.                           the Borrower and the Bank will negotiate in good faith to restructure each affected Facility in a manner which resolves the problem; and

III.                       if no agreement is reached within 30 days after the Bank notified the Borrower, the Borrower will pay to the Bank on demand, as additional interest or charges, an amount which will compensate the Bank for the additional costs, calculated from the date of that notification.

14.                    TRUSTS

The Borrower warrants to the Bank that it is not the trustee of any trust.

15.                    SET-OFF

If an Event of Default occurs, the Bank may at any time without notice to the Borrower combine, consolidate or merge all or any of the Borrower’s accounts, and may set off the whole or any part of the Money Owing against any credit balance in those accounts.

For that purpose, the Bank may redeem and/or appropriate all or any part of any account, deposit or other arrangement between the Bank and the Borrower under which the Bank may be indebted to the Borrower, even if the balance on any such account and the Money Owing are not expressed in the same currencies.  The Bank may make any currency conversion it considers necessary or desirable for this purpose.

16.                    CHANGE OF OWNERSHIP

If the Borrower is listed on a stock exchange, the Borrower will promptly notify the Bank if a majority of the shares in the Borrower becomes held by a person who did not hold a majority of the shares as at the date of the letter of offer.  For this purpose, associates shall be treated as the one person.

In the case of a company which is not listed on a stock exchange, no transfer of shares (or issue of shares) in that company may be made, without the Bank’s prior written consent.  That consent will not apply to a transfer or issue to any company which is a related corporation of the Company.

The Bank may review (and if considered appropriate terminate) all Facilities made available to the Borrower upon the occurrence of a change in shareholdings or an issue of shares referred to in this paragraph.

17.                    APPOINTMENT OF CONSULTANTS

The Bank may at any time appoint accounting, financial management and other consultants to examine the affairs of the Borrower and to make recommendations relating to the manner in which the Borrower carries on its business.  The Borrower will provide all assistance considered necessary or desirable by the consultant to enable the consultant to conduct a proper examination of the affairs of the Borrower.  This includes, without limitation, making the Borrower’s financial records available to the Consultant.  The Borrower shall pay the fees of the Consultant.

18.                    BREAK COSTS

The Borrower indemnifies the Bank against any loss, cost, charge, loss of profit or expense incurred by the Bank in connection with:

(a)                        the Borrower making a payment under any Document on a date which is not expressly contemplated in the Document, whether that payment is made as a result of demand by the Bank following an Event of Default or any other reason; and

(b)                       any financial accommodation provided by the Bank at a fixed rate being repaid in whole or in part during the period to which that fixed rate applies.

19.                    HOLDING OVER

If the Bank continues to make a Facility available to the Borrower after its Expiry Date, and this letter of offer has not been extended, amended or replaced, then the terms of this letter of offer will continue to apply to the Facility unless the Bank otherwise notifies the Borrower.  The previous sentence is not a waiver of any Event of Default, or a waiver of any of the Bank’s rights under this letter of offer.

20.                    ASSIGNMENT

The Bank may assign, novate, sub-participate or sell down by whatever form, all its rights under the Documents with the prior consent of the Borrower, which consent will not be unreasonably withheld or delayed.

The Borrower may not assign its rights or novate its obligation under the Documents.

21.                    CONFIDENTIALITY

The Bank and the Borrower will keep confidential the terms of the Facilities, the Documents, and any information which either of them may provide to the other.  This obligation does not prevent disclosure:

(a)                        if allowed or required by Law, or required by any stock exchange;

(b)                       in connection with legal proceedings relating to the Documents;

(c)                        if the information is generally and publicly available;

(d)                       to a subsidiary of the Bank, in which case this paragraph 21 will apply to the subsidiary.

22.                    INCONSISTENCY

                                      If any provision of this letter of offer is inconsistent with any provision of the Documents, this letter of offer will prevail.

23.                    GOVERNING LAW AND JURISDICTION

                                      This letter of offer is governed by the Laws of New South Wales.  Each party submits to the jurisdiction of the Laws of that state, including appeal courts.

24.                    DEFINITIONS

The following terms shall have the following meanings in this letter of offer:

Accounting Standards means the accounting standards prescribed under the Corporations Act, Chapter 2M to the Corporations Regulations and, where not inconsistent with those accounting standards and schedule, the accounting standards adopted from time to time by the major accounting bodies in Australia in respect of the preparation of accounts and financial statements.

Authorised Officer means:

(a)                        in the case of the Bank, a director, secretary or an officer whose title contains the word manager or a person performing the functions of any of them; and

(b)                       in the case of the Borrower or a Security Provider, a person appointed by the Borrower or that Security Provider to act as an Authorised Officer under the Documents to which it is a party and whose specimen signature as Authorised Officer has been provided to the Bank.

Base Lending Rate means the rate described as such or any rate replacing that rate as published from time to time by the Bank in the financial press and includes any rate adopted by the Bank to replace it.

Bill has the same meaning as in the Bills of Exchange Act 1909 (Cwlth) and a reference to the drawing or acceptance or endorsement of, or other dealing with, a Bill is to be interpreted in accordance with that act.

Business Day means a day (not being a Saturday or a Sunday) on which the Bank is open for general banking business in Sydney.

Default Rate means 4.50% per annum above the Bank’s Base Lending Rate from time to time.

Documents means this letter of offer, the Security Documents and each security document (however described) including every guarantee, mortgage, charge, debenture, set-off agreement and other instrument, notice, form, agreement or encumbrance from time to time held by the Bank from the Borrower and any Security Provider.

Dollars, $ or A$ means the lawful currency of Australia.

Law means any law or regulation (including any policy, directive or guidelines, whether or not having the force of law, but compliance with which is in accordance with the practice of responsible bankers).

Money Owing means all money owing to the Bank by the Borrower on any account, and includes without limitation:

(a)                        all money lent or advanced by the Bank to the Borrower, in any currency, and which have not been repaid to the Bank;

(b)                       all money owing by the Borrower to the Bank in respect of any bills accepted and/or endorsed and/or discounted facility made available by the Bank, including the face value of all bills of exchange which are from time to time outstanding (although the maturity dates of such outstanding bills has not occurred);

(c)                        the aggregate amount of the Bank’s liability under any documentary letter of credit, standby letter of credit, performance bond or bank guarantee issued by the Bank on behalf of or at the request of the Borrower, although no payment under it shall have been made or demanded;

(d)                       the aggregate amount of money unpaid to the Bank in respect of any Treasury Transaction, in any currency;

(e)                        all interest, fees, charges and other money which the Borrower is required to pay to Bank under any Document, and which are from time to time owing or unpaid to the Bank; and

(f)                          Break Costs being any loss, cost, charge or expense incurred pursuant to paragraph 18 of this Annexure.

The term includes, without limitation, any money and amounts owing by the Borrower to the Bank which:

(a)                        are presently owing and payable, are owing but not presently payable or are owing upon a contingency;

(b)                       may become owing or remain unpaid or for which the Bank may become liable by reason wholly or partly of past events or by reason of anything done or omitted by the Bank or the Borrower;

(c)                        may reasonably, foreseeably become owing or remain unpaid on any account or in any manner whatsoever by reason of the relation of bank and customer or by operation of law or equity or otherwise by reason of anything done by the Bank with the consent or at the express or implied request of the Borrower.

Potential Event of Default means an event omission or circumstance which with the giving of notice and/or lapse of time and/or other condition would become an Event of Default.

Schedule means the schedule to this letter of offer set out as Annexure E.

Security Documents means the various documents described in the Schedule to this letter of offer.

Security Provider means each person who is party to any of the Security Documents but excluding the Bank and the Company.

Taxes or Tax means any tax, levy, impost, deduction, charge, withholding and duty imposed by any authority and includes without limitation any withholding tax, financial institutions duty, stamp duty, transaction duty and other government charges or any kind (including penalties) payable in respect of the Documents, or any payments, or transactions under them.  It does not include income tax on the Bank’s own income.

Treasury Transaction includes, without limitation, any interest rate or currency forward rate agreement, swap, financial option, futures contract, currency exchange agreement, reciprocal purchase agreement, swaption, floor, collar, cap and any similar type of interest rate or currency risk management or forward purchase or sale agreement, however described.

ANNEXURE B

FINANCIAL UNDERTAKINGS

1.                           FINANCIAL RATIOS

The Borrower undertakes to the Bank to comply with the following financial undertakings unless the Bank otherwise consents in writing:

(a)                        Interest Cover Ratio: earnings before interest and tax (EBIT) must not at any time fall below a figure of 2 times the total amount of interest payable by the Borrower.

2.                            The ratios in paragraph 1 will be determined on an annualised basis, based on the most recent accounts of the Borrower available at that time.

3.                           TERMS USED

In this Annexure, the terms Total Liabilities, Contingent Liabilities, Total Tangible Assets, Total Current Assets, Total Current Liabilities, Earnings before Interest, Tax and Finance Lease Repayments, Gross Interest Expense plus Finance Lease Repayments and Net Profit after Tax and any other accounting or financial terminology will be interpreted in accordance with the Accounting Standards in respect of the accounts of the Borrower on a consolidated basis.

4.                           DEPARTURES FROM ACCOUNTING STANDARDS

If the Borrower wishes to depart from the Accounting Standards in preparing its accounts, the parties will consult with each other on the changes (if any) required to the undertakings in paragraph 1 to ensure that they remain consistent.

5.                           COMPLIANCE CERTIFICATE

The Borrower will also deliver to the Bank on a calendar quarterly basis a certificate as to compliance, with Financial Undertakings, giving reasonable particulars of any calculations.  The certificate will be signed by a director or chief financial officer of the Borrower.

ANNEXURE C

CONDITIONS PRECEDENT

The Bank is not obliged to make the Facilities available to the Borrower unless the Bank has received the following in form and substance acceptable to the Bank:

(a)                       (board minutes) a certified copy of:

(i)                           an extract of the minutes of a meeting of the board of directors of the Borrower which evidences the resolutions authorising the acceptance and observance of obligations under (and acknowledgment that the Borrower will benefit from) this letter of offer and the appointment of Authorised Officers of the Borrower; and

(ii)                        an extract of the minutes of a meeting of the board of directors of each Security Provider which evidences the resolution authorising the appointment of Authorised Officers of the Security Provider;

(b)                       (other authorisations) a certified copy of each authorisation necessary to enter into, observe obligations under and enforce the Documents;

(c)                        (power of attorney) the original of each power of attorney under which any person signs and delivers a Document for the Borrower or any Security Provider and, if required by the Bank, evidence of its stamping and registration;

(d)                       (specimen signatures) a certified specimen signature of each Authorised Officer of each Borrower and of every Security Provider;

(e)                        (signed Documents) each Document signed and delivered and, if required by the Bank, evidence of its stamping and registration;

(f)                          (solvency declaration) a statutory declaration that each Borrower is solvent, signed by a director of the Borrower;

(g)                       (securities) the Security Documents;

(h)                       (no Events of Default) evidence that no Event of Default or event which with the giving of notice, lapse of time or fulfilment of any conditions would be likely to become an Event of Default continues unremedied or would result from the provision of the proposed drawing;

(i)                           (other documents) the Bank has received the other approvals, opinions or documents which it has reasonably requested;

(j)                           (establishment fee) payment of the establishment fee, if any and however described;

(k)                        (other requirements) such other conditions precedent as the Bank may specify by notice to the Company;

(l)                           (legal opinion) if requested, a legal opinion from solicitors for the Bank, the Borrower and each Security Provider; and

(m)                     (payment of costs) evidence that all legal and other costs and expenses (including stamp duty and registration fees) incurred by the Bank in connection with the Facilities have been paid.

ANNEXURE D

LETTERS OF CREDIT AND GUARANTEES BY BANK - TERMS

References to Borrower in this Annexure are references to the company or companies specified as Participating Companies in respect of any Letters Of Credit or Guarantees By Bank Facility in the letter of offer.

1.                           REQUEST FOR ISSUE

The Borrower may request the Bank to issue a letter of credit or guarantee by delivering to the Bank a properly signed request (in a form specified by the Bank from time to time) stating:

(a)                        the amount;

(b)                       the beneficiary;

(c)                        the contract in respect of which the letter of credit or guarantee is requested; and

(d)                       the expiry date, if applicable.

Each letter of credit and guarantee will be in the Bank’s usual form, unless otherwise agreed and the Borrower agrees to execute such additional documentation or forms required by the Bank’s normal practice.

2.                           AUTHORITY TO MAKE PAYMENTS

The Borrower irrevocably authorises the Bank to immediately pay any amount for which a demand or request is made at any time under a letter of credit or guarantee without reference to or further authority from the Borrower.  The Bank need not investigate or enquire whether a claim or demand on the Bank has been properly made.  The Bank may meet any claim or demand on the Bank notwithstanding that the Borrower may dispute the validity of the claim or demand.

3.                           BORROWER’S UNDERTAKING TO REIMBURSE

The Borrower agrees to pay to the Bank on demand an amount equal to each amount demanded from or paid by the Bank under any letter of credit or guarantee together with any incidental costs or expenses.

4.                           INDEMNITY BY THE BORROWER

As a separate obligation, the Borrower indemnifies the Bank against all actions, proceedings, claims and demands brought or made against the Bank and against all losses, costs, charges, damages and expenses which the Bank incurs or sustains or for which the Bank becomes liable, directly or indirectly, because of the issue of any letter of credit or guarantee.

5.                           PRESERVATION OF BORROWER’S LIABILITY

The liabilities of the Borrower and the rights of the Bank under this Annexure D are not affected by anything which might otherwise have that effect at law or in equity including,

without limitation, one or more of the following (whether occurring with or without the consent of a person):

(a)                        any inaccuracy, insufficiency or forgery or in any certificate or other instrument which purports to be made, issued or delivered under this letter of offer or under any letter of credit or guarantee; or

(b)                       the Bank or another person granting time or other indulgence (with or without the imposition of an additional burden) to, compounding or compromising with or wholly or partially releasing the Borrower or another person in any way; or

(c)                        laches, acquiescence, delay, acts, omissions or mistakes on the part of the Bank or another person; or

(d)                       any variation or novation of a right of the Bank or another person, or alteration of a document, in respect of the Borrower or another person including, without limitation, an increase in the maximum liability of or other variation in connection with a letter of credit or guarantee; or

(e)                        the invalidity or unenforceability of an obligation or liability of a person other than the Borrower; or

(f)                          invalidity or irregularity in the execution of this letter of offer by the Borrower or any deficiency in the powers of the Borrower to enter into or observe its obligations under this letter of offer.

6.                           LATE PAYMENTS

If a drawing is made under a letter of credit or guarantee and is not promptly reimbursed by the Borrower to the Bank, an interest rate of 4.50% per annum over the Bank’s Base Rate shall apply to the amount of the drawing.  That amount together with interest shall be debited to any account in the name of the Borrower.

7.                           INSURANCE UNDERTAKINGS

The Borrower undertakes to:

(a)                        insure goods relating to each letter of credit to the Bank’s satisfaction; and

(b)                       deliver to the Bank a copy of any insurance policy or certificate relating to those goods when received or at a time agreed to by the Bank.

8.                           UNIFORM CUSTOMS AND PRACTICE

Each documentary letter of credit will be subject to the terms of the Uniform Customs and Practice for Documentary Letters of Credit (1993 Revision) International Chamber of Commerce Publication No. 500, or any subsequent revision of it and otherwise must be in a form satisfactory to the Bank.

ANNEXURE E

SCHEDULE

GROUP MEMBERS:

Company Name	ABN	Registered office
Channell Pty Ltd	29 002 735 622	5/391 Park Rd Regents Park NSW 2143

SECURITIES:

The following Security Documents must be held in a form and substance satisfactory to the Bank prior to drawdown of the Facilities.

1.                             First ranking registered charge given to the Bank by Channell Pty Ltd ABN 29 002 735 622 over all its assets and undertakings.

2.                             Debtor Finance Agreement

3.                             Master Lease Agreement between the Bank and Channell Pty Ltd ABN 29 002 735 622